Exhibit 99.2

Central Virginia Bankshares, Inc. Declares 4th Quarter 2008 Dividend of 10.5 Cents

POWHATAN, Va., October 31, 2008 /PRNewswire/ -- The board of directors of Central Virginia Bankshares, Inc., (NASDAQ: CVBK ), at its October meeting, declared a lower regular quarterly cash dividend of $0.105 per common share, payable on December 15, 2008 to shareholders of record November 28, 2008. In view of the current economic situation, and the prospect of lower earnings in the future, the Company’s board of directors concluded it would be imprudent to continue with the dividend at the prior quarterly rate of $0.18 per share. The Company has historically attempted to maintain a dividend payout ratio ranging from 30 to 40 percent of annual earnings.

The company has paid regular quarterly dividends to shareholders continuously since 1977. The current indicated annualized rate is $0.42 cents per share.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 35 year-old, $481 million community bank with its headquarters and main branch office in Powhatan County and six other full service banking offices, two in the County of Cumberland, three in western Chesterfield County and one in western Henrico County, adjacent to Richmond, Va.

SOURCE Central Virginia Bankshares, Inc.

CONTACT:Charles F. Catlett, III, Senior Vice President and Chief Financial Officer of Central Virginia Bankshares, Inc., 804-403-2002